UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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CHICO’S FAS, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
JOSEPH R. GROMEK
SMS CAPITAL, LLC
THOR ECM LLC
J.M. COHEN LONG-TERM INVESTMENT FUND, L.P.
JANET E. GROVE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Barington Capital Group, L.P., together with the other participants named herein (collectively, “Barington”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Chico’s FAS, Inc., a Florida corporation (the “Company”).

On June 13, 2016, Barington mailed the following letter, dated June 13, 2016, to the Company’s stockholders:

June 13, 2016

Dear Fellow Stockholder:

PROTECT YOUR INTERESTS AS A CHICO’S STOCKHOLDER!

We are the Barington Group and, as significant stockholders of Chico’s FAS, Inc. (“Chico’s” or the “Company”), we are convinced that the Company’s vast value potential is not being realized under its current Board of Directors. We also lack confidence in the commitment of the Company’s incumbent directors to ensure that stockholder interests remain paramount in the boardroom. We are therefore writing to request your support for the election to the Chico’s Board of our two highly qualified director nominees – James A. Mitarotonda and Janet E. Grove – each of whom has significant experience helping companies improve long-term value and is steadfastly committed to protecting the interests of stockholders.

Barington has a 16-year record of working with underperforming retail and apparel companies to assist them in designing and implementing plans to improve their long-term value. We would like to do the same at Chico’s, and strongly believe that we can help the Company substantially improve its financial and share price performance. If you share our belief that Chico’s would benefit from having our experienced directors representing stockholders’ interests in the boardroom, please vote the enclosed BLUE proxy card today to elect our director nominees at the 2016 Annual Meeting which is scheduled to be held on July 21, 2016.

REASONS FOR OUR PROXY SOLICITATON

We are seeking to elect our nominees because we are extremely disappointed with the performance of Chico’s under its current Board of Directors. Under the Board’s watch, the Company’s common stock has dramatically underperformed its peers, comparable store sales have declined, SG&A expenses have ballooned, the Company has lost over $200 million on the acquisition of Boston Proper, and we believe the Board has richly rewarded the Company’s CEOs without properly aligning pay with performance.

THE COMPANY’S SHARE PRICE PERFORMANCE
HAS BEEN EXTREMELY DISAPPOINTING FOR STOCKHOLDERS

The share price performance of Chico’s under its current Board of Directors has been extremely disappointing for stockholders. The Company’s common stock is down over 30% over the past twelve months and has fallen approximately 78% from its all-time high of $48.90 on February 21, 2006, wiping out almost $5 billion in market capitalization.1 As shown in the table below, the Company’s common stock has also significantly underperformed its peers, as well as the market as a whole, over the past one, three, five and ten-year periods:1

	1 Year (6/1/15 - 5/31/16)	3 Years (6/3/13 - 5/31/16)	5 Years (6/1/11 - 5/31/16)	10 Years (6/1/06-5/31/16)
Chico’s	(33.3%)	(35.7%)	(19.4%)	(60.9%)
2015 Peers	(22.2%)	(21.7%)	(2.0%)	33.2%
2016 Peers	(18.4%)	(21.9%)	7.2%	41.8%
S&P 500 Apparel Retail Index	(0.2%)	29.6%	114.2%	221.9%
S&P 500 Specialty Retail Index	5.1%	47.7%	147.2%	135.3%
Russell 2000 Index	(6.2%)	21.5%	50.8%	79.9%
S&P 500 Index	1.5%	36.2%	77.7%	101.9%

What we find most astounding, is that the Company’s disappointing share price performance occurred despite the fact that the Company repurchased more than $1.1 billion worth of common stock since January 2006, equal to approximately 76% of the Company’s current market capitalization. Unfortunately, these stock repurchases were made at an average price of $16.99 per share, more than 50% higher than the Company’s current market price.

CHICO’S HAS SUFFERED FROM DECLINING COMPARABLE STORE SALES

The Company has reported flat to declining comparable store sales at its core Chico’s and White House Black Market brands in each of the past three years. This trend continued in the first quarter of 2016, with Chico’s reporting negative comparable store sales of -5.4% and White House Black Market reporting negative comparable store sales of -3.8% as illustrated in the table below:

YEAR-OVER-YEAR COMPARABLE STORE SALES GROWTH

	2013	2014	2015	Q1 2015	Q1 2016
Chico’s	(4.1%)	(0.5%)	(2.0%)	(2.3%)	(5.4%)
White House Black Market	0.0%	(1.7%)	(2.5%)	1.7%	(3.8%)
Total Company	(1.8%)	0.0%	(1.5%)	(0.1%)	(4.2%)

While stockholders have heard a lot of excuses for this trend during the Company’s earnings conference calls, it is our belief that the Company’s declining comparable store sales are primarily the result of the failure of management to execute an effective merchandising strategy.

THE COMPANY’S SG&A EXPENSES ARE DISPROPORTIONATELY HIGH

We believe that the Company’s selling, general and administrative (SG&A) expenses are excessive. The Company’s SG&A expenses as a percentage of sales are currently among the highest of its specialty retailer peers, and since 2012, these expenses have been growing nearly three times faster than sales.2

The Company’s high SG&A expenses are being driven, in our opinion, by a bloated corporate overhead that is disproportionate to the Company’s current level of sales, as well as marketing expenses that are much higher than its peers. We believe that the Company spends approximately 5% of its sales or an estimated $130 million on headquarter-level expenses.3 In contrast, multi-brand companies such as Kering, L Brands and VF Corporation that are considered “best-of-breed” spend a significantly lower percentage of sales on maintaining their corporate overhead. With respect to advertising, in 2015 the Company spent $159.9 million or approximately 6.0% of its sales on advertising, which is more than double the median of its peers at 2.7%. While the Company’s advertising spend has been growing rapidly since 2010, it appears that the increase in expenditures has had little positive impact on sales.

THE CURRENT BOARD OVERSAW THE DISASTROUS ACQUISITION OF
BOSTON PROPER, LEADING TO A $200 MILLION LOSS

In 2011, the Chico’s Board approved the acquisition of the Boston Proper brand for $205 million. The Company failed to build a profitable store model for Boston Proper and sold the brand in 2016 for approximately $10 million after shutting down its 20 stores and taking $215 million in goodwill and trade name impairment charges. Five of the Company’s nine directors that approved this disastrous acquisition will still be serving on the Chico’s Board after the 2016 Annual Meeting.

WE BELIEVE THAT THE CURRENT BOARD HAS NOT
PROPERLY ALIGNED CEO PAY WITH PEFORMANCE

We believe that the executive compensation arrangements that the Board approved for President and CEO Shelley Broader fail to properly align pay with performance. In October 2015, the Chico’s Board granted a generous $13.5 million compensation package to Ms. Broader. The package included a $1.03 million sign-on cash bonus, a $3.0 million sign-on grant of restricted stock, minimum guaranteed base and bonus compensation of $2.9 million for the first fourteen months of her tenure, and a $6.5 million equity award (half of which is performance related) vesting over three years. Only 24% of this compensation package is contingent upon the Company meeting any performance metrics whatsoever. We are disappointed that the Board granted Ms. Broader a compensation package that is almost twice the size of the median compensation paid to the CEOs of the Company’s peers in 2015, and that over 75% percent of the compensation is guaranteed with no requirement for the Company to achieve any performance goals.

We were also shocked to learn that in that 2015 the realized compensation of David Dyer, the Company’s previous CEO, increased by more than 73% despite a 6.5% decline in EBITDA (including Boston Proper). Furthermore, his realized compensation in 2015 was 14% higher than it was in 2012, despite the fact that 2015 EBITDA was 33% lower than in 2012. Given the record of the Board to date, we lack confidence in its ability to effectively tie pay to performance and ensure that management and stockholder interests are properly aligned.

WE ARE CONVINCED THAT THE CHANGES MADE BY CHICO’S TO DATE
ARE NOT ENOUGH TO REALIZE THE COMPANY’S VAST VALUE POTENTIAL

We believe that the Company’s share price performance under its current Board has been disastrous for stockholders. Given the Company’s long list of positive attributes – including a sizable market share in an attractive, underserved market, high gross margins, strong cash flow, a healthy balance sheet, and industry-leading store productivity – we believe that its common stock should be worth substantially more. As experienced investors in retail and apparel companies, we have formulated a detailed plan to unlock the Company’s value potential. We are convinced that if the Company implements our plan, Chico’s could more than double its earnings per share in three years, which we estimate could translate to a stock price of approximately $25 to $27 per share.4

Therefore, as is our frequent practice, we established a private dialogue with members of the Company’s management team and Board of Directors beginning in March 2016 in order to share some of our recommendations to improve long-term value at Chico’s. We also privately requested representation on the Chico’s Board, so that we can assist in unlocking the Company’s value potential.

Unfortunately, in response, the Board postponed the date of the 2016 Annual Meeting from June 16 to July 21 and rejected our request for Board representation without meeting or interviewing all of the candidates we recommended, as detailed in our enclosed proxy statement. Chico’s also announced changes to its slate of nominees for the Annual Meeting and that it will be implementing some of the measures that we suggested. While we appreciate that the Company is now taking some of the steps we recommended, we question whether these steps would have been taken with the same speed, or at all, without our involvement. Regardless, as the Company’s earnings release for the first quarter of 2016 indicates, there is still much more work that needs to be done. The Company’s sales for the quarter were down -7.9% from the comparable quarter last year (or -4.4% excluding the impact of Boston Proper), and the Company’s adjusted earnings of $0.25 per diluted share for the quarter have decreased approximately 17% from the comparable period last year and approximately 22% from the comparable period three years earlier.

You have likely received materials from the Company arguing that Chico’s is in the process of executing a new strategic plan under a new CEO that it believes will “usher in a new era of profitable growth and value creation” for stockholders. We certainly hope that this is the case. However, given the long period of underperformance under the Chico’s Board, we believe that there is too much at stake for us to just cross our fingers and hope that everything turns out ok. As a result, we are seeking your support to elect our two highly qualified director nominees to the Chico’s Board who possess the background and experience we believe are necessary to help unlock the Company’s value potential and ensure that stockholder interests are protected.

OUR COMPREHENSIVE PLAN FOR CHICO’S

While the Company has announced that it is implementing some of the suggestions we shared with them – particularly with respect to expense reductions – we do not believe that the measures that have been announced are sufficient to unlock the Company’s full value potential. It is our belief that in order to maximize the Company’s long-term value potential, a more comprehensive plan must be implemented. If elected, our nominees are committed, subject to their fiduciary duties, to work constructively with the other members of the Board to implement our plan summarized below, which includes (a) initiatives to enhance revenue by improving execution, merchandising and store productivity at each of the Company’s three brands, (b) growing the Soma brand, (c) measures to decrease the Company’s high SG&A costs by at least $100 million, (d) repurchasing common stock at current levels, (e) improving the Company’s executive compensation practices and (f) the addition of experienced directors to the Chico’s Board who can help oversee the implementation of the foregoing measures while ensuring that stockholder interests remain paramount.

A.	Improve Merchandising and Understanding of the Customer

We believe that Chico’s can regain its lost market share through better merchandising and a renewed focus on meeting the demands of its customers. We are convinced that this can be accomplished by ensuring that each brand is run by a president with strong merchandising skills who has the vision and focus to intimately understand that brand’s target consumer and deliver the stylish, high-quality product she desires. We are also confident that ending the practice of performing unnecessary centralized functions at the corporate level and pushing more authority to the brand presidents will improve operating efficiency and make each brand more nimble and better able to respond to customer demand. To that end, we strongly recommend that the Board promptly disband its unusual “Merchant Committee,” which we believe only adds unnecessary cost and delay to the introduction of new products.

B.	Grow the Soma Brand

We believe that in the intimate apparel market, Soma is an appealing alternative to department stores and Victoria’s Secret and can grow to become a much larger brand. In fact, the Company’s management told analysts in 2012 that it believes Soma can open up to 600 stores. Unfortunately, since then, management has decided to pursue a very modest store growth plan for Soma and reiterated that plan to stockholders earlier this month.

The U.S. intimate apparel and sleepwear market continues to be a growth market. Victoria’s Secret, for example, which is the largest player in this market with 1,118 stores in the United States, continues to open new stores. In 2015, it opened a net 20 new stores which represented a 4% growth in square footage. Victoria’s Secret store productivity (as measured by sales per average selling square feet) in the U.S. also increased by 3% in 2015.5 We believe Soma is still at an early stage of its growth trajectory with only 291 stores. We strongly recommend that the Company focus on growing the Soma brand and believe that it should open an additional two to three hundred stores over the next five years. To be a much larger brand, we believe that Soma needs to have a larger physical store footprint in addition to an effective digital commerce presence, as the two work hand-in-hand to help a brand grow its customer base. While we do not have access to the Company’s internal information, it does not appear that the current modest pace at which management is expanding the Soma store base is maximizing its value potential. If elected to the Chico’s Board, our experienced nominees would help ensure that Soma’s value potential is thoroughly explored, and that the most effective growth strategy is implemented for stockholders.

C.	Reduce SG&A Expenses

The Company’s SG&A expenses are significantly higher than its peers. It is our belief that these expenses can be reduced by at least $100 million in the aggregate through a combination of efforts to reduce the Company’s corporate overhead infrastructure as well as its advertising expenditures.

Decentralize the Company by Reducing Corporate Overhead Infrastructure

We believe the Company’s excessive corporate overhead results, in part, from an over-centralization of functions at corporate headquarters. We estimate that the Company’s corporate level expenses can be reduced by at least $50 million if corporate overhead is rationalized. Furthermore, if the rationalization is implemented correctly, it can also have the added benefit of improving operating efficiency at each of the Company’s three brands as previously discussed.

Reduce Advertising Expenses by $50 Million

It is our belief that the Company should meaningfully reduce marketing expenses, and can do so while still growing sales. In apparent agreement with our views, Chico’s announced in April that it is taking steps to decentralize its marketing functions which are expected to achieve approximately $14 million in annualized cost savings. It then announced in May that the Company has the ability to reduce its marketing spend by at least another $11 million a year by using customer data to determine the most effective marketing techniques to engage with its customers. While these steps are a good start, we believe that the Company’s marketing spending can be reduced by a further $25 million by reallocating marketing expenses toward the most efficient and effective media. We note that even after reducing its advertising expenditures by $50 million, Chico’s would still be spending a greater percentage of sales on advertising than most of its peers.

D.	Repurchase Common Stock

We believe that the Company’s stock is more undervalued now than it has been in the past five years and therefore recommend that the Company increase its share repurchases. Since February 2006, Chico’s has bought back approximately 76% of the Company’s current market capitalization at over a 50% premium to the Company’s current stock price. We believe that further share repurchases at this time would be highly accretive and would help the Company meaningfully improve its earnings per share. We therefore recommend that the Company use its strong free cash flow to continue to repurchase its common stock (in addition to growing the Soma brand) so long as shares may be repurchased at a meaningful discount to their intrinsic value.

E.	Align Executive Compensation with Shareholder Interests

We support a CEO receiving an extremely competitive compensation package provided that it closely ties pay to the achievement of appropriate short and long-term performance goals so that management and shareholder interests are properly aligned. We therefore strongly recommend that the Board more closely tie Ms. Broader’s compensation to the Company’s performance beginning in 2017, as well as ensure that her overall compensation levels are more in line with that of the CEOs of the Company’s similarly sized peers. We further recommend that the Board add multi-year total shareholder return (TSR) targets, in addition to the Company’s existing return on net assets (RONA) metrics, to the Company’s long-term incentive stock-based compensation. Furthermore, we believe that at least 70% of Ms. Broader’s long-term incentive compensation should be performance-based as opposed to time-based.

F.	Enhance the Board of Directors

Given the disappointing share price performance of Chico’s under its current Board, we strongly believe that new directors are needed who have the background and experience necessary to oversee the implementation of our plan. We also believe that the Board is in need of directors who can ensure that the interests of stockholders remain paramount in the boardroom, as opposed to the Company’s incumbent directors, who, in addition to receiving a generous compensation package, have awarded themselves and their dependents health insurance coverage, a highly unusual perquisite that none of the Company’s peers provide its directors.

ELECT STOCKHOLDER-FOCUSED DIRECTORS WITH
SUBSTANTIAL EXPERIENCE IMPROVING LONG-TERM VALUE

We are soliciting proxies for the election to the Board of James A. Mitarotonda and Janet E. Grove as directors of the Company.

James A. Mitarotonda – Mr. Mitarotonda, 62, is the Chairman and Chief Executive Officer of Barington Capital Group, L.P. Mr. Mitarotonda is an experienced public company director who has served on more than a dozen boards and has helped numerous companies improve their long-term financial performance, corporate governance and executive compensation practices. We believe that Mr. Mitarotonda is qualified to serve as a director of the Company based upon, among other things, his status as a stockholder representative; his extensive experience as a public company director; his corporate governance expertise; and his experience investing in retail and apparel companies.

Janet E. Grove – Ms. Grove, 65, has over 40 years of retail industry experience, including serving as Vice Chairman of Macy’s, Inc. and Chairman and CEO of Macy’s Merchandising Group, where she was responsible for designing, sourcing, marketing and merchandising its extensive offering of private branded products and managing key vendor relationships. We believe that with her strong operating and merchandising background, Ms. Grove can provide invaluable assistance to the Company, particularly with respect to ways to improve the merchandising efforts of its three brands.

We believe that our nominees have the business and leadership skills, boardroom experience and stockholder perspective that is needed to help the Company realize its long-term value potential and ensure that stockholder interests are represented in the boardroom. If elected, it is their intention to work constructively with the other members of the Chico’s Board to help enhance long-term value for the benefit of all stockholders of the Company. While there is no guarantee that the election of our nominees will in fact lead to the enhancement of long-term shareholder value, ask yourself: Are you comfortable trusting the Company’s incumbent directors to improve long-term value for stockholders based on their track record over the past 10 years?

WE BELIEVE THAT BONNIE BROOKS’ SERVICE ON
THE CHICO’S BOARD WOULD CREATE A CONFLICT OF INTEREST

We believe that if the Board’s nominee Bonnie R. Brooks were elected at the Annual Meeting, her service as a director would create a conflict of interest, if not a potential violation of the Clayton Antitrust Act. Ms. Brooks is the Vice Chairman of Hudson’s Bay Company, which owns and operates two sizable department store chains that directly compete with the Company: Saks Fifth Avenue and Lord and Taylor. Chico’s acknowledges that it directly competes with department stores in its Annual Report on Form 10-K that was filed with the SEC on March 8, 2016. Under the risk factor “Our business is highly competitive,” the Company states:

“The women’s specialty retail industry is highly competitive. We compete with local, national and international department stores, specialty and discount stores, catalogs and internet businesses offering similar categories of merchandise.” (emphasis added).

Chico’s, through its three brands, sells women’s apparel, accessories, beauty products, intimate apparel and sleepwear. We believe that even a casual shopper recognizes that department stores such as Saks Fifth Avenue and Lord and Taylor directly compete with Chico’s for sales in all of these product categories. Given this obvious conflict of interest, we do not believe that Ms. Brooks is best suited to represent stockholder interests on the Chico’s Board.

WE QUESTION THE VALUE OF JANICE FIELDS ON THE CHICO’S BOARD
AND BELIEVE OUR NOMINEES ARE SUPERIOR

While Janice Fields is highly knowledgeable about the fast food industry given her experience as President of McDonald’s USA, we do not believe this experience is relevant to the apparel industry. In contrast, Janet Grove has over forty years of experience in the apparel industry, with a strong background in merchandising given her experience as Chairman and Chief Executive Officer of Macy’s Merchandising Group. We are confident that Ms. Grove will add significant value to the Company, particularly given the dearth of apparel merchandising expertise on the Board.

TO PROTECT YOUR INVESTMENT, PLEASE SIGN, DATE
AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY!

We urge you to support our efforts to elect James A. Mitarotonda and Janet E. Grove at the Annual Meeting in order to establish an experienced and independent voice for stockholders in the Chico’s boardroom. As significant stockholders of the Company, our interests are clearly aligned with yours.

Barington has a 16-year record of working with underperforming companies to help improve their operations, profitability, strategic focus and corporate governance. We also have substantial experience investing in retail and apparel companies, with prior investments in companies such as Dillard’s, The Children’s Place, The Jones Group, Warnaco, Nautica, Steve Madden, Payless ShoeSource and Stride Rite. Each of these companies has shown a meaningful improvement in shareholder value following our involvement. We are extremely confident that if our nominees are elected to the Board we can help do the same at Chico’s for the benefit of all stockholders of the Company.

Please act now to protect the value of your and our investment in Chico’s!

Thank you for your support,

THE BARINGTON GROUP

Endnotes:

1
Source: S&P Capital IQ. Performance information as the close of business on May 31, 2016. Returns are calculated assuming the reinvestment of dividends. The Company’s peers, as identified in the Company’s 2015 Proxy Statement, include Abercrombie & Fitch Co., American Eagle Outfitters, Inc., Ascena Retail Group, Inc., Caleres, Inc., Coach, Inc., DSW Inc., Express, Inc., The Finish Line, Inc., Foot Locker, Inc., Genesco Inc., Guess?, Inc., L Brands, Inc., The Buckle, Inc., The Children’s Place, Inc., The Gap, Inc. and Urban Outfitters, Inc. Excludes Aéropostale, Inc., which was delisted by the New York Stock Exchange, and Ann Inc., which was acquired by Ascena in August 2015. In November 2015, the Company revised its peer group and included Lululemon, Kate Spade and Michael Kors and removed Aeropostale, Inc. and Ann Inc. from the peer group. The S&P 500 Apparel Retail Index and the S&P 500 Index are used by the Company for comparison purposes in its most recent Form 10-K filing, and the Company is a member of the Russell 2000 Index.

2
The Company’s 2015 reported SG&A (excluding rent) as a percentage of sales was 38.5% versus a median of 25.2% for its specialty retailer peers (also excluding rent). Data for its specialty retail peers is as of the comparable twelve month period. Source: SEC filings.

3
Todd Vogensen, the Company’s Chief Financial Officer, provided a detailed breakdown of the Company’s SG&A during the Company’s earnings call on February 26, 2015. According to Mr. Vogensen, the Company’s SG&A falls into three primary categories: store operating expenses (70-75% of total Company’s SG&A), marketing (mid-teen percentage of total Company SG&A) and headquarters expense (10-12% of total Company SG&A).

4
Barington’s analysis assumes that the Company reduces its marketing and corporate overhead by a total of approximately $100 million by 2018. Barington’s analysis also assumes that Soma expands its store base to 413 stores by 2018 from the current 287 stores and that Chico’s and White House Black Market maintain their current store counts. Barington’s assumptions also include comparable store sales growth of 3% per year at Soma in 2017E and 2018E and comparable store sales growth of 2% per year at Chico’s and White House Black Market in 2017E and 2018E. Based on Barington’s analysis, the Company is expected to generate approximately $500 million of free cash flow cumulatively during 2016E to 2018E, which we assume is used to continue to repurchase shares at an average price of approximately $17 per share.

5	Source: L Brands, Inc. Form 10-K, January 30, 2016.

Please sign, date and return the enclosed BLUE proxy card today in the postage-paid envelope provided to protect your interests as a Chico’s stockholder.

For additional information and updates leading up to the 2016 Annual Meeting, please visit our website at www.barington.com/chicos.html. If you have any questions or require assistance voting your BLUE proxy card, please contact:

OKAPI PARTNERS LLC
1212 Avenue of the Americas, 24th Floor
New York, N.Y. 10036
(212) 297-0720
Stockholders Call Toll-Free at (877) 566-1922
Email: info@okapipartners.com